Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:    Michael W. Metcalf, CFO
Powell Industries, Inc.
713-947-4422

Ken Dennard / Natalie Hairston
Dennard Lascar Investor Relations
POWL@dennardlascar.com
713-529-6600

POWELL INDUSTRIES ANNOUNCES
FISCAL 2020 THIRD QUARTER RESULTS

HOUSTON — AUGUST 4, 2020 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2020 third quarter ended June 30, 2020.
Revenues for the third quarter of fiscal 2020 were $118.1 million compared to revenues of $151.6 million for the second quarter of fiscal 2020 and revenues of $135.6 million for the third quarter of fiscal 2019. Net income for the third quarter of fiscal 2020 was $3.5 million, or $0.30 per diluted share, compared to net income of $7.4 million, or $0.64 per diluted share, for the second quarter of fiscal 2020 and net income of $5.1 million, or $0.44 per diluted share for the third quarter of fiscal 2019. During the fiscal third quarter, net income was reduced by $1.2 million, or $0.12 per share due to restructuring costs and was offset by $1.7 million, or a $0.14 per share gain resulting from tax benefits recognized. New orders placed during the third quarter of fiscal 2020 totaled $81 million compared to $145 million in the third quarter of fiscal 2019 and $301 million in the second quarter of fiscal 2020 which included the largest order in Company history. The Company’s backl og as of June 30, 2020 was $532 million, a decrease of 6% sequentially from $566 million at March 31, 2020 and compared to $407 million as of June 30, 2019.
Brett A. Cope, Powell’s Chairman and Chief Executive Officer, stated, “As we continue to navigate through the global market uncertainty and challenges associated with the COVID-19 pandemic, our number one priority remains the safety of our employees, customers and suppliers. I am very proud of all of our employees globally for their continued efforts embracing safe work practices across all of our facilities.”
Mr. Cope continued, “Our third quarter results reflected another quarter of solid operating performance resulting in strong margins and cash flow despite the lower sequential and year-over-year revenues. Third quarter gross profit as a percentage of revenue was 18.1%, up 60 basis points from 17.5% in the same period of last year as a result of strong project execution and cost management. Additionally, our focus on both operating costs and working capital throughout fiscal 2020 has enabled the business to further enhance our liquidity position, generating $46 million of operating cash flow during the fiscal third quarter.”
“We have entered an unprecedented cycle across our industrial end markets, with increased uncertainty across the geographies where we operate and compete. Considering this and in an effort to align operating costs with the current market activity, during the quarter we took the difficult, but necessary decision to reduce our workforce in order to align operating costs with the current market activity.”
Mr. Cope concluded by stating, “Looking forward, our backlog is solid at $532 million, up $125 million from the prior year and our balance sheet is very strong, particularly our current liquidity position coupled with minimal leverage. We remain focused on the success of our customers, by continuing to deliver high performance electrical distribution products, solutions and service support.”

OUTLOOK
Commenting on the company's outlook, Michael Metcalf, Powell’s Chief Financial Officer said, “We continue to show solid operational momentum through the fiscal third quarter of 2020, with both orders and earnings per share at their highest levels through the first nine months of the year dating back to fiscal 2015. As we close out fiscal 2020, we anticipate a more challenging commercial environment with respect to our broader industrial end markets. However, given our robust backlog position, as well as our year-to-date earnings and operational cash flow, we are confident that fiscal 2020 will be a strong year financially for the company.”

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, August 5, 2020 at 11:00 a.m. Eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 12, 2020. To access the replay, dial 201-612-7415 using a passcode of 13706826#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.
Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy.  Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways.   For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
(In thousands, except per share data)
	(Unaudited)

Revenues	$118,062	$135,588	$403,781	$368,676
Cost of goods sold	96,718	111,873	330,926	310,255
Gross profit	21,344	23,715	72,855	58,421

Selling, general and administrative expenses	15,511	17,117	51,372	50,240
Research and development expenses	1,605	1,631	4,863	4,988
Amortization of intangible assets	44	44	132	132
Insurance proceeds	—	(950)	—	(950)
Restructuring and other, net	1,400	233	1,400	233
Operating income	2,784	5,640	15,088	3,778

Interest expense	52	59	179	170
Interest income	(190)	(305)	(901)	(707)
Income before income taxes	2,922	5,886	15,810	4,315

Income tax provision (benefit)	(559)	797	2,133	963

Net income	$3,481	$5,089	$13,677	$3,352

Earnings per share:
Basic	$0.30	$0.44	$1.18	$0.29
Diluted	$0.30	$0.44	$1.17	$0.29

Weighted average shares:
Basic	11,631	11,579	11,622	11,567
Diluted	11,698	11,603	11,686	11,589

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$2,637	$2,948	$7,878	$9,408
Capital Expenditures	$809	$1,269	$4,311	$3,241
Dividends Paid	$3,019	$3,003	$9,047	$8,991

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2020	September 30, 2019
(In thousands)	(Unaudited)

Assets:

Cash, cash equivalents and short-term investments	$163,356	$124,681

Other current assets	186,795	203,887

Property, plant and equipment, net	114,826	120,812

Long-term assets	22,221	18,031

Total assets	$487,198	$467,411

Liabilities and equity:

Current liabilities	$170,499	$157,896

Long-term debt, net of current maturities	400	800

Deferred and other long-term liabilities	12,728	9,562

Stockholders’ equity	303,571	299,153

Total liabilities and stockholders’ equity	$487,198	$467,411

SELECTED FINANCIAL DATA:

Working capital	$179,652	$170,672

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